Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Envoy Medical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.0001 par value per share	Other(3)	4,300,000	(2)	$6.47	(3)	$27,821,000	0.00014760	$4,106.38
Total Offering Amounts							$27,821,000		$4,106.38
Total Fee Offsets									—
Net Fee Due									$4,106.38

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	Represents (i) up to 4,000,000 shares of Envoy Medical Inc.’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), reserved for issuance under the Envoy Medical, Inc. 2023 Equity Incentive Plan and (ii) up to 300,000 shares of Class A Common Stock reserved for issuance under the Envoy Medical, Inc. 2023 Employee Stock Purchase Plan.

(3)	Pursuant to Rules 457(c) and (h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $6.47, which is the average of the high and low prices of the Class A Common Stock on April 8, 2024 on the Nasdaq Capital Market.